Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-146402) pertaining to the Renegy Holdings, Inc. 2007 Equity Incentive Plan and the Catalytica Energy Systems, Inc. 1995 Stock Plan, of our reports dated March 31, 2008 with respect to the consolidated financial statements of Renegy Holdings, Inc. and the combined financial statements of Snowflake White Mountain Power LLC; Renegy LLC; and Renegy Trucking LLC included in the Annual Report (Form 10-KSB) of Renegy Holdings, Inc. for the year ended December 31, 2007.

/s/ Ernst & Young LLP

March 31, 2008
Phoenix, AZ